EXHIBIT 99.1

April 26, 2004

Media:	John Sousa or David Byford
(713) 767-5800

Analysts:	Peter Wilt, Norelle Lundy or Hillarie Bloxom
(713) 507-6466

DYNEGY ANNOUNCES SALE OF INTEREST IN

INDIAN BASIN GAS PROCESSING PLANT

HOUSTON (April 26, 2004) – Dynegy Inc. (NYSE: DYN) today announced that it has sold its 16 percent interest in the Indian Basin Gas Processing Plant in Eddy County, N.M., to a private investor. Proceeds generated by the sale are approximately $48 million, which will result in a pre-tax gain of approximately $36 million.

“Our strategy is to take advantage of opportunities like this to help the company further reduce outstanding debt and sharpen our focus on our core operations,” said Bruce A. Williamson, President and Chief Executive Officer of Dynegy Inc. “The sale of Indian Basin is consistent with our previously announced plans to divest non-strategic assets in which we own a minority interest. In addition, this transaction reflects the value strategic investors see in natural gas midstream assets.”

Williamson said Dynegy remains committed to its natural gas liquids business, which is engaged in the gathering and processing of natural gas and the fractionation, storage, transportation and marketing of natural gas liquids. Key business hubs include the high-growth gas exploration and production areas of North Texas and the Louisiana Gulf Coast and the mature Permian Basin of West Texas and Southeast New Mexico. Natural gas liquids’ fractionation and storage assets are located in Mont Belvieu, Texas, and Lake Charles, La.

Dynegy Inc. provides electricity, natural gas and natural gas liquids to customers throughout the United States. Through its energy businesses, the company owns and

- more -

DYNEGY ANNOUNCES SALE OF INTEREST IN

INDIAN BASIN GAS PROCESSING PLANT

2-2-2-2-2

operates a diverse portfolio of assets, including power plants totaling more than 12,700 megawatts of net generating capacity, gas processing plants that process approximately 1.8 billion cubic feet of natural gas per day and nearly 38,000 miles of electric transmission and distribution lines.

###